Smart Sand, Inc. Announces Second Quarter 2020 Results
•2Q 2020 Revenue of $26.1 million
•2Q 2020 total tons sold of approximately 208,000
•2Q 2020 Net Income of $4.6 million
•2Q 2020 Adjusted EBITDA of $15.6 million
•2Q 2020 Contribution Margin of $19.3 million

THE WOODLANDS, Texas, August 5, 2020 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac sand supply and services company that is a low-cost producer of high quality Northern White frac sand and provider of proppant logistics and storage solutions through its in-basin transloading terminal and SmartSystemsTM products and services, today announced results for the second quarter 2020.
Charles Young, Smart Sand’s Chief Executive Officer, stated “In the second quarter, the United States faced an unprecedented drop in drilling and completions activity due to the decline in worldwide oil demand caused by the current COVID-19 coronavirus pandemic. We reacted quickly and decisively to reduce our cost structure and maintain our liquidity. During the second quarter, we were able to reduce debt while maintaining our cash balances. At quarter end, we had approximately $25 million in liquidity from cash and availability under our credit facility. As we have demonstrated in previous downturns, Smart Sand has the wherewithal to navigate through periods of market uncertainty and to come out a stronger competitor when market activity returns to normal levels. I want to thank all of our employees for their commitment and sacrifice to support Smart Sand during these difficult times. We will continue to stay true to our core principles of maintaining a strong balance sheet and delivering sustainable high quality sand and logistics services to the energy industry. Smart Sand is built to last.”

Second Quarter 2020 Highlights
Revenues were $26.1 million in the second quarter of 2020, compared to $47.5 million in the first quarter of 2020 and $67.9 million in the second quarter of 2019. Included in revenues were $14.0 million, $1.3 million, and $16.3 million of shortfall revenues for each respective period. Revenue in the second quarter of 2020 was negatively impacted by depressed oil prices driven by continued oversupply relative to the decreased demand due to the COVID-19 coronavirus pandemic.
Overall tons sold were approximately 208,000 in the second quarter of 2020, compared with approximately 757,000 tons in the first quarter of 2020 and 741,000 tons in the second quarter of 2019. Total volumes sold were negatively impacted by depressed oil prices driven by Organization of the Petroleum Exporting Countries (“OPEC”) and oversupply and decreased demand due to the COVID-19 coronavirus pandemic.
Net income was $4.6 million, or $0.12 per basic and diluted share, for the second quarter of 2020, compared with net loss of $84.0 thousand, or $0.00 per basic and diluted share, for the first quarter of 2020 and net income of $14.3 million, or $0.36 per basic and diluted share, for the second quarter of 2019. Shortfall revenue in the current period offset the decline in total volumes sold.
Adjusted EBITDA was $15.6 million for the second quarter of 2020, compared with $6.4 million for the first quarter of 2020 and $26.2 million during the same period last year. The increase in Adjusted EBITDA compared to the first quarter of 2020 was primarily due to higher shortfall revenue, partially offset by lower total volumes sold. The decrease in Adjusted EBITDA compared to the second quarter of 2019 was due to both lower shortfall revenue and lower total volumes sold due to depressed oil prices and decreased demand.
Contribution margin was $19.3 million, or $92.62 per ton sold, for the second quarter of 2020 compared to $11.5 million, or $15.20 per ton sold, for the first quarter of 2020 and $31.0 million, or $41.80 per ton sold, for the second quarter of 2019. The increase in contribution margin over the first quarter 2020 was primarily due to higher shortfall revenue, which was partially offset by lower total volumes sold. Lower overall contribution margin compared to the same period last year was primarily due to lower total volumes sold.

Capital Expenditures
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility. As of June 30, 2020, cash on hand was $16.6 million and we had $8.0 million in undrawn availability on our ABL Credit Facility, with no borrowing outstanding under our ABL Credit Facility. For the six months ended June 30, 2020, we spent approximately $6.4 million on capital expenditures. The recent decline in oil prices resulting from a combination of oversupply and reduced demand related to the COVID-19 coronavirus pandemic has led many exploration and production companies and oilfield service companies to announce plans to slow or stop well completions activity. In response, we have reduced our total capital expenditure budget by up to $20 million, including a significant reduction in our SmartSystems™ manufacturing plans. We now estimate that full year 2020 capital expenditures will be less than $10.0 million.

Market Update
We generally expect the price of frac sand to correlate with the level of drilling and completions activity for oil and natural gas and we generally expect the level of drilling and completions activity to correlate with long-term trends in commodity prices. Recently, oil prices have declined to all-time lows as a result of decreased demand for oil from the COVID-19 coronavirus pandemic, as well as an increase in global oil supply driven by disagreements with respect to oil pricing between Russia and members of OPEC, particularly Saudi Arabia. The COVID-19 coronavirus pandemic has caused a global decrease in all means of travel, the closure of borders between countries and a general slowing of economic activity worldwide, which has decreased the demand for oil. In early March, discussions between Russia and Saudi Arabia deteriorated and the countries ended a three-year supply level agreement, which resulted in each country increasing its oil production. Subsequently, Russia and OPEC agreed to certain production cuts to mitigate the decline in the price of oil; however, such cuts may not be sufficient to stabilize the oil market if the decline in demand due to the COVID-19 coronavirus pandemic continues. Oil and natural gas prices are expected to continue to be depressed as a result of the increase of near-term supply and the decrease in overall demand caused by these events, and we cannot predict when prices will improve or stabilize.
In response to market conditions, we have reduced our total capital expenditure budget, primarily as a reduction to our SmartSystems manufacturing plans. We have also put in place several cost-cutting measures, including headcount reductions at our Oakdale and Saskatoon, Canada operating facilities, salary reductions and suspension of certain variable cash compensation programs for all employees, and reduced compensation for board members. We have also taken steps to limit cash outflows in the near-term by negotiating for deferred payments on certain of our operating leases, debt and minimum royalty payments. We have put in place multiple initiatives to protect the health and well-being of our workforce, including work-from-home arrangements for all employees that are able to do so and implementing social distancing requirements as prescribed by the federal, state and local government authorities.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on August 5, 2020 at 10:00 a.m. Eastern Time to discuss the Company’s first quarter 2020 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 7627113. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 7627113.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  The Company has attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although the Company believes that the expectations reflected and the assumptions or bases underlying its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, the severity and duration of the COVID-19 coronavirus pandemic, operational challenges relating to the COVID-19 coronavirus pandemic and efforts to mitigate the spread of the virus, the current significant surplus in the supply of oil, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 26, 2020, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed by the Company with the SEC on August 5, 2020.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
We are a fully integrated frac sand supply and services company, offering complete mine to wellsite proppant logistics, storage and management solutions to our customers. We produce low-cost, high quality Northern White frac sand and offer proppant logistics, storage and management solutions to our customers through our in-basin transloading terminal and our SmartSystemsTM wellsite proppant storage capabilities. We provide our products and services primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate a frac sand mine and related processing facility near Oakdale, Wisconsin, at which we have approximately 316 million tons of proven recoverable sand reserves and approximately 5.5 million tons of annual nameplate processing capacity. For more information, please visit www.smartsand.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues	$26,106	$47,488	$67,941
Cost of goods sold	11,906	41,089	43,068
Gross profit	14,200	6,399	24,873
Operating expenses:
Salaries, benefits and payroll taxes	2,155	2,902	2,798
Depreciation and amortization	461	453	655
Selling, general and administrative	2,930	3,530	2,790
Change in the estimated fair value of contingent consideration	—	(1,020)	(575)
Total operating expenses	5,546	5,865	5,668
Operating income	8,654	534	19,205
Other income (expenses):
Interest expense, net	(607)	(472)	(994)
Other income	63	19	37
Total other income (expenses), net	(544)	(453)	(957)
Income before income tax expense	8,110	81	18,248
Income tax expense	3,470	165	3,972
Net income (loss)	$4,640	$(84)	$14,276
Net income per common share:
Basic	$0.12	$—	$0.36
Diluted	$0.12	$—	$0.36
Weighted-average number of common shares:
Basic	39,644	40,091	40,074
Diluted	39,644	40,091	40,173

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$16,643	$2,639
Accounts receivable, net	55,968	58,925
Unbilled receivables	48	4,765
Inventories	20,287	21,415
Prepaid expenses and other current assets	4,107	4,433
Total current assets	97,053	92,177
Property, plant and equipment, net	225,165	230,461
Operating lease right-of-use assets	24,892	28,178
Intangible assets, net	8,649	9,046
Other assets	3,475	3,541
Total assets	$359,234	$363,403
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,234	$3,961
Accrued and other expenses	4,337	8,578
Deferred revenue, current	6,717	7,654
Income taxes payable	4,187	542
Long-term debt, net, current	6,430	6,175
Operating lease liabilities, current	8,202	13,108
Total current liabilities	33,107	40,018
Deferred revenue, net	277	1,670
Long-term debt, net	24,865	28,240
Operating lease liabilities, long-term	17,248	15,469
Deferred tax liabilities, long-term, net	25,546	24,408
Asset retirement obligation	6,293	6,142
Contingent consideration	570	1,900
Total liabilities	107,906	117,847
Commitments and contingencies
Stockholders’ equity
Common stock	40	40
Treasury stock	(4,024)	(2,979)
Additional paid-in capital	167,263	165,223
Retained earnings	87,869	83,313
Accumulated other comprehensive income (loss)	180	(41)
Total stockholders’ equity	251,328	245,556
Total liabilities and stockholders’ equity	$359,234	$363,403

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as net income (loss), plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense; (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures; and
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure;
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income (loss) presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.
The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(in thousands)
Net income (loss)	$4,640	$(84)	$14,276
Depreciation, depletion and amortization	5,450	5,487	6,590
Income tax expense	3,470	165	3,973
Interest expense	619	480	997
Franchise taxes	94	56	93
EBITDA	$14,273	$6,104	$25,929
(Gain) loss on sale of fixed assets	275	—	(1)
Equity compensation (1)	842	926	685
Acquisition and development costs (2)	144	(822)	(577)
Cash charges related to restructuring and retention	—	82	41
Accretion of asset retirement obligations	76	75	166
Adjusted EBITDA	$15,610	$6,365	$26,243

(1) Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(2) The three months ended March 31, 2020 includes $1,020 fair value adjustment of contingent consideration, partially offset by other acquisition and development costs. The three months ended June 30, 2019 includes $575 fair value adjustment of contingent consideration.
_________________________

Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.
We believe that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in our industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(in thousands)
Revenue	$26,106	$47,488	$67,941
Cost of goods sold	$11,906	41,089	$43,068
Gross profit	14,200	6,399	24,873
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	5,065	5,109	6,101
Contribution margin	$19,265	$11,508	$30,974
Contribution margin per ton	$92.62	$15.20	$41.80
Total tons sold	208	757	741

Investor Contacts
Josh Jayne
Finance Manager
(281) 231-2660
jjayne@smartsand.com

Lee Beckelman
CFO
(281) 231-2660
lbeckelman@smartsand.com